Exhibit 10.8 (a)

AMENDMENT TO MANAGEMENT AGREEMENT
SONESTA CLUB SHARM EL SHEIKH

1.
Fees.  Effective January 1, 2008 Operator’s fees included in Article VII shall be subject to a maximum of 10% of Gross Operating Profit per Calendar Year.  In addition, the total fees earned by Operator shall be no less than 2% of Gross Revenues in each Calendar year.

2.
Extension of Term.  The term of the agreement will be extended until December 31, 2024 which is the expiration date of the Management Agreement for Sonesta Beach Resort Sharm El Sheikh.  As consideration for the extension, Operator will waive payment of U.S. $500,000 of the amounts owned to Operator by Owner.

3.
Repayment of Debt.  Owner acknowledges that Operator is owed fees and expenses totaling $1,058,571 as of November 30, 2007.  This amount includes 50% of the interest due for the year 2006 of $24,225.50.  Operator agrees to waive 50% of the interest for the year 2006 and the interest for the year 2007 if this agreement is executed by February 15, 2008.  The amount owed of $1,058,571 will be reduced by the $500,000 payment mentioned in number 2 above, and the remainder will be converted into a 5 year loan, payable in monthly installments, of which the first is due on January 31, 2008, in the amount of $9,309.25.  Each monthly payment will be increased by $833 on account of interest, which will make the total monthly payment $10,142.25.  Monthly payments from the hotel on account of these loan payments shall reduce the amount of owners return available for distribution as of January 1, 2008.

4.	Loan Installments Payment. The Owner authorizes Operator to collect the installments of the loan in 3 above by way of priority from the Owners Return.

5.
Room count.  Any Guestrooms or other resort facilities created by Owner (or their affiliates) and managed by Operator as part of the hotel shall be deemed to be subject to the Management Agreement without any further action or documentation by the parties.  Consistent with the previous sentence, the parties acknowledge that the Hotel’s room count, presently 409 guestroom keys, may increase over time.

6.
Owner agrees that the 10% cap on Operator’s fees, referenced in Section 1, shall no longer apply if payments to Operator are not made in accordance with the terms of the Management Agreement as a result of Owner having received distribution of profits from the hotel in excess or Owners Return.

Date:  January 24, 2008

Sonesta International Hotels Corporation		Sharm Today S.A.E.
/s/	Felix Madera	/s/	Mohamed Hisham Ahmed Aly
Name:	Felix Madera	Name:	Mohamed Hisham Ahmed Aly
Its:	Vice President	Its:	President